EXHIBIT 10.43



                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                            MONARCH PROPERTIES, INC.

                                       AND

                                  JOHN B. POOLE

                          DATED AS OF FEBRUARY 20, 1998




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                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is made effective as of February 20, 1998 (the "Effective Date"), between MONARCH PROPERTIES, INC., a Maryland corporation, with principal offices at 8889 Pelican Bay Boulevard, Naples, Florida 34103 (the "Company") and JOHN B. POOLE, whose address is 12190 Wellesley Court, Ft. Meyers, Florida 33913 (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to employ the Executive and to ensure the continued services of the Executive for the Term (as hereinafter defined), and the Executive desires to be employed by the Company for such Term, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premise and the mutual agreements herein contained, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                             EMPLOYMENT RELATIONSHIP

         1.1 Employment. The Company hereby employs the Executive in the position of President and Chief Executive Officer of the Company, and for all of its subsidiaries and those subsidiaries over which the Company or its subsidiaries exert management control, with such responsibilities as may be assigned to Executive from time to time by Robert N. Elkins as the Company's Chairman of the Board. Executive shall report to and be responsible to Robert N. Elkins as the Chairman of the Board of the Company as of the Effective Date of this Agreement for the period hereinafter set forth, and the Executive hereby accepts such employment.








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              During the Term,  the Executive  agrees to devote all such working time as is reasonably required for the discharge of his duties hereunder and to perform such services faithfully and to the best of his ability. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from (a) engaging in charitable and community affairs, so long as they are consistent with his duties and responsibilities under this Agreement, (b) managing his personal investments, and (c) serving on or advising the boards of directors of other companies.

         1.2 Term. Unless sooner terminated pursuant to Article III below, the term of this Agreement (the "Term") shall commence on the Effective Date, and be in effect for three (3) years; provided, however, that on each January 1st after the date of this Agreement (an "Anniversary Date"), the then current term of this Agreement automatically shall be extended by an additional period of twelve
(12) months, so that, as of each Anniversary Date, this Agreement shall have an unexpired Term of three (3) years. Notwithstanding the foregoing, either party hereto may elect not to so extend this Agreement by giving written notice of his or its election to the other party hereto at least one hundred twenty (120) days prior to any Anniversary Date. In the event the Company elects not to renew this Agreement with appropriate notice as provided herein, the Company may buy out the remaining Term of the Agreement through the payment of severance to the Executive as provided in Section 3.4.


                                   ARTICLE II

                                  COMPENSATION

         2.1 Salary. The Executive shall receive a base salary at an initial rate of Two Hundred and Twenty Thousand Dollars ($220,000) per year (the "Salary"), payable in


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substantially  equal  installments in accordance with the pay policy established by the Company from time to time, but not less frequently than monthly. On each Anniversary Date, the Salary shall be increased or decreased (but not below Two Hundred Twenty Thousand Dollars ($220,000)) by a percentage which is equal to the percentage increase or decrease, as applicable, in the "Consumer Price Index for All Urban Consumers" published by the United States Department of Labor's Bureau of Labor Statistics for the then most recently ended twelve (12) month period as of the date of such adjustment, and increased by such additional amounts as may be determined at the discretion of the Board of Directors of the Company. Once adjusted, such adjusted amount shall constitute Salary for purposes of this Agreement.

         2.2 Bonuses. If the Company's FFO per share equals or exceeds the FFO goal set by the Board (the "Target"), then no more than ten (10) days following the date the Company publicly announces its earnings, the Company shall pay the Executive a discretionary bonus ("Bonus") based on the Executive's performance, benefit to the Company at large, and the extent to which the Company equals or exceeds the Target. Such Bonus shall be discretionary except that if the Company's FFO per share equals or exceeds the Target then the Executive shall receive a bonus of not less than the Executive's budgeted bonus cap, in the approved budget for the current fiscal year.

         2.3 Executive Benefits and Perquisites. During the Term, the Company shall provide and/or pay for employee benefits and perquisites that are, in the aggregate, no less favorable than the employee benefits and perquisites that the Executive enjoys as an employee of Integrated


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Health Services,  Inc. as of the Effective Date, as increased from time to time, including, without limitation:

              (a) comprehensive individual health insurance, including dependent coverage;

              (b) life insurance coverage in the amount of One Million Dollars ($1,000,000) any proceeds of which shall be payable to the Executive's designated beneficiary or his estate;

              (c) four (4) weeks paid vacation annually;

              (d) disability insurance coverage in a monthly benefit amount equal to the sum of 100% of Executive's Salary plus "Bonus Amount" (as defined in Section 3.4(a)); and

              (e) participation in the Company's 1998 Omnibus Securities and Incentive Plan and, if established, any 401(k) Retirement Savings Plan.

         Once increased, the level of benefits and perquisites shall not be decreased without the Executive's consent.

         2.4 Equity-based Compensation. During the Term, the Compensation Committee or the Stock Option Committee, as applicable, in its complete discretion, may select the Executive to participate in programs or enter into agreements which provide for the grant of certain equity-based compensation or rights to the Executive.

                                   ARTICLE III

                            TERMINATION AND SEVERANCE

         3.1 Termination; Nonrenewal. The Company shall have the right to terminate the Executive's employment, and the Executive shall have the right to resign his employment with the Company, at any time during the Term, for any reason or for no stated reason, upon no less than ninety (90) days prior written notice (or such shorter notice to the extend provided for



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herein). Upon the Executive's termination without "Cause" (as defined in Section
3.2) or resignation for "Good Reason" (as defined in Section 3.3) or upon the expiration of the Term following the Company's election not to renew this Agreement (in accordance with Section 1.3), the Executive shall be entitled to severance as set forth in Section 3.4. Upon the Executive's termination for Cause, the Executive shall be entitled to severance as set forth in Section 3.7. Upon the Executive's resignation without Good Reason, the Executive shall not be entitled to severance. Upon the expiry of the term hereof, the Executive shall be entitled to severance as set forth in Section 3.4. If the Executive employment is terminated because of a Permanent Disability (as defined in Section 3.5), the Executive shall receive the benefits and payments described in
Section 3.5.

        3.2  Termination for Cause.

             (a) The Company may terminate this Agreement for Cause following a determination by the Chairman of the Board that Cause exists. For purposes of this Agreement, Cause shall mean any or all of the following:

                  (i) the Executive materially fails to perform his duties hereunder;

                 (ii) a material breach by the Executive of his covenants under Sections 4.1 or 4.2; or

                (iii) Executive is convicted of any felony involving moral turpitude.

              (b) Notwithstanding anything in Section 3.2(a) to the contrary, a termination shall not be for Cause unless (i) the party to whom the Executive reports notifies the Executive, in writing, of his intention to terminate the Executive for Cause (which notice shall set forth the



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conduct  alleged  to  constitute  Cause)  (the  "Cause  Notice");  and  (ii) the
Executive does not cure his conduct within ten (10) days after the receipt of the Cause Notice.

         3.3 Termination for Good Reason. (a) The Executive may terminate this Agreement for Good Reason, provided he gives the Company prior written notice that Good Reason exists (the "Good Reason Notice"). For purposes of this Agreement, Good Reason shall mean one or both of the following:

              (i) a material breach of this Agreement by the Company, including,
         without   limitation,   one  or  more  of  the  following  without  the
         Executive's prior written consent:

                  (A) a material diminution in the Executive's responsibilities, title, authority or status,

                  (B) the  failure of the Company to pay the  Executive  amounts when due under this Agreement,

                  (C) the Executive's removal or dismissal from, the position of
              President and Chief Executive Officer;

                  (D) the  Executive no longer is assigned  responsibilities  by and reports directly to Robert N. Elkins; or

                  (E) a reduction in Salary or a material  reduction in benefits
              (other than a reduction in Salary permitted by Section 2.1).

              (ii) the resignation by the Executive within one (1) year of one or both of the following:

                  (A) a "Change of  Control,"  as  defined  in  Section  3.3(b);
              and/or

                  (B) the date the  individual  who is  Chairman of the Board of the Company as of the Effective Date ceases to hold such position.

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Notwithstanding the foregoing, a termination on account of a reason described in paragraph  (i),  shall be deemed not to be for Good Reason  unless the Executive
(1) gives the Company the opportunity to cure the condition that purports to be Good Reason, and (2) the Company fails to cure that condition within sixty (60) days after the receipt of the Good Reason Notice (or, with respect to the failure to make any payment when due to the Executive within ten (10) days after the receipt of such notice).

                  (b) For  purposes  of this  Agreement,  a "Change of  Control"
shall be deemed to occur if (i) there shall be consummated (x) any consolidation, reorganization or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property,  other  than a merger  of the  Company  in which  the  holders  of the
Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving coloration immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or
(iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, including any "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than the Executive or any group controlled by the Executive)) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company's outstanding common stock (other than pursuant to a plan or arrangement entered into by such person and the Company) and



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

such person discloses its intent to effect a change in the control or ownership of the Company in any filing with the Securities and Exchange Commission, or
(iv) within any twenty-four (24) month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the "incumbent Directors") shall cease (for any reason other than death, disability or retirement) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 3.3(b)(iv) unless such election, recommendation or approval was the result of any actual or threatened election contest of the type contemplated by Regulation 14a-II promulgated under the Exchange Act or any successor provision.

         3.4 Severance. (a) If the Executive resigns for Good Reason, or is terminated without Cause or at the end of the term hereof, or if the Company gives the Executive notice of its intention not to extend the Term, in accordance with Article II: (i) the Company shall cause the Executive's outstanding options which are not immediately exercisable to vest and become immediately exercisable and the restrictions on equity held by the Executive which are scheduled to lapse solely through the passage of time to lapse (such events collectively referred to as "Acceleration of Equity Rights") and Executive shall have twenty-four (24) months from the date of termination to exercise any vested options; and (ii) the Salary amount for purposes of the calculating Salary and Bonus for the Severance Amount shall be the greater of Executive's



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current  Salary or Two  Hundred  Twenty  Thousand  Dollars  ($220,000).  On each
Anniversary Date, the adjusted Salary for purposes of this paragraph shall be increased or decreased (but not below Two Hundred Twenty Thousand Dollars ($220,000)) by a percentage which is equal to the percentage increase or decrease, as applicable, in the "Consumer Price Index for All Urban Consumers" published by the United States Department of Labor's Bureau of Labor Statistics for the then most recently ended twelve (12) month period as of the date of such adjustment Once adjusted, such adjusted amount shall constitute Salary for purposes of this paragraph.

         In addition, the Company shall pay the Executive an amount (the "Severance Amount") equal to three (3) times the sum of (1) his Salary in the year of Termination or the immediately preceding year, whichever is greater and
(2) the Bonus Amount which shall be the greater of (A) the Executive's Bonus Amount in the year of termination; (B) in the immediately preceding calendar year, whichever is greater; or (C) fifty percent (50%) of the Salary amount used for severance calculations, whichever is greater. Such Severance Amount shall be payable in cash as follows:

                  (x) no later than ten (10) days after the effective date of Executive's termination, the Company shall pay the Executive fifty percent (50%) of the Severance Amount in a lump sum;

                  (y) commencing on the first day of the month following the effective date of Executive's termination and on the first day of the month thereafter for a period of thirty-six (36) months, the Company shall pay the remaining fifty percent (50%) of the Severance Amount to the Executive in equal monthly installments;

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provided,  however, that if the Executive's employment terminates other than for
Cause within one (1) year following a Change of Control, the Company shall, in lieu of the making the payments described in (x) and (y), pay the Executive the Severance Amount in one lump sum payment within ten (10) days after the effective date of Executive's termination.

         In addition, for a period of three (3) years following the effective date of the Executive's termination, the Company shall provide continued employee benefits and coverage for the Executive and his dependents of the type and at a level of coverage comparable to the coverage in effect at the time of termination or the preceding year, whichever is greater ("Continued Benefits"), including, but not limited, to those benefits and perquisites set forth in
Section 2.3 hereof. Such allowances, benefits and coverages, etc., to be not less than those in effect on the Effective Date of Executive's termination or the preceding year, whichever is greater. Notwithstanding the foregoing, if any of the Continued Benefits or other benefits to be provided hereunder have been decreased or otherwise negatively affected within twelve (12) months prior to the effective date of the Executive's termination, the reference for measuring such benefit shall be the date prior to such reduction rather than the date of such termination.

                  (b) If the Executive is required, pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to pay (through withholding or otherwise) an excise tax on "excess parachute payments" as defined in Section 280G of the Code, as amended, the Company shall pay the Executive the full amount or amounts that are necessary to place the Executive in the same after-tax financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code.

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         3.5  Termination  for  Disability.  (a) The Company may  terminate  the
Executive  following  a  determination  by the  Chairman  of the Board  that the
Executive  has  a  Permanent  Disability;   provided,   however,  that  no  such
termination shall be effective (i) prior to the expiration of the six (6) month period following the date the Executive first incurred the condition which is the basis for the Permanent Disability or (ii) if the Executive begins to substantially perform the significant aspects of his regular duties prior to the proposed effective date of such termination. For purposes of this Agreement, "Permanent Disability" shall mean the Executive's inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of his regular duties, as contemplated by this Agreement, which inability is reasonably contemplated to continue for at least one (1) year from its incurrence and at least ninety (90) days from the effective date of the
Executive's  termination.   Any  question  as  to  the  existence,   extent,  or
potentiality of the Executive's Permanent Disability shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, by the person designated in writing by Executive prior to his inability to make such selection, and in the absence of such designation by an adult member of the Executive's immediate family) and reasonably acceptable to the Company.

                  (b) If the Executive is terminated because of his Permanent Disability, the Company shall provide for the Acceleration of Equity Rights and, the Company shall, (i) for a period of thirty-six (36) months following the effective date of such termination (the "Disability Period") pay the Executive one hundred percent (100%) of his Salary plus Bonus Amount, offset by the amount, if any, paid to the Executive under the salary replacement portion of disability



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benefits  paid under a disability  plan or policy paid for by the  Company;  and
(ii) provide him with Continued Benefits during the Disability Period.

         3.6 Death or Disability after Termination. Should the Executive die or become disabled before receipt of any or all payments to which the Executive is entitled to under Section 3.4 (or in the case of the Executive's death following his termination on account of Permanent Disability, before receipt of all payments under Section 3.5) then the balance of the payments to which the Executive is entitled shall continue to be paid to the Executive (in the case of his disability) or to the executors or administrators of the Executive's estate (in the event of the Executive's death); provided, however, that the Company may, at any time within its discretion, accelerate any payments and pay the Executive or his estate the present value of such payments in a lump sum cash payment. For purposes of determining the present value under this Section 3.6, the interest rate shall be the Prime Rate of Citibank, N.A.

         3.7 Termination for Cause. If the Executive is terminated for Cause during the Term of this Agreement or within one (1) year of a Change of Control or thereafter, the Company shall pay the Executive a severance amount equal to the sum of (a) his Salary in the year of Termination or the immediately preceding year, whichever is greater and (b) the Bonus Amount which shall be the greater of (i) the Executive's Bonus in the year of termination or (ii) in the immediately preceding calendar year, whichever is greater, payable in equal monthly installments for twelve (12) months. The Executive shall also receive Continued Benefits for a period of twelve (12) months.



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                                   ARTICLE IV

                           COVENANTS OF THE EXECUTIVE

         4.1 Confidential Information. In connection with his employment at the Company, the Executive will have access to confidential information consisting of some or all of the following categories of information:

                  (a) Financial Information, including, but not limited to, information relating to the Company's earnings, assets, debts, prices, pricing structure, volume of purchases or sales or other financial data whether related to the Company or generally, or to particular products, services, geographic areas, or time periods;

                  (b) Supply and Service Information, including, but not limited to, information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company, details of which are not generally known;

                  (c) Marketing Information, including, but not limited to, information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

                  (d) Personnel Information, including, but not limited to, information relating to employees' personnel or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignation, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

                  (e) Customer Information, including, but not limited to, information relating to past, existing or prospective customers' names, addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Company, status of customers' accounts or credit, or related information about actual or prospective customers as well as customer lists.

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         All of the foregoing are  hereinafter  referred to as "Trade  Secrets."
The Company and the Executive consider their relation one of confidence with respect to Trade Secrets. Therefore, during and after the employment by the Company, regardless of the reasons that such employment ends, the Executive agrees:

                           (i) To hold all Trade Secrets in  confidence  and not
                  discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly relates to the Executive's employment by the Company;

                           (ii) To use the Trade Secrets only in  furtherance of
                  proper employment related reasons of the Company to further the interests of the Company;

                           (iii) To take all reasonable actions that the Company
                  deems necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Company's interest in the Trade Secrets; and

                           (iv) That any of the Trade Secrets,  whether prepared
                  by the Executive or which may come into the Executive's possession during the Executive's employment hereunder, are and remain the property of the Company and its affiliates, and all such Trade Secrets, including copies thereof, together with all other property belonging to the Company or its affiliates, or used in their respective businesses, shall be delivered to or left with the Company.

         This Agreement does not apply to (A) information that by means other than the Executive's deliberate or inadvertent disclosure becomes known to the public; (B) disclosure compelled by judicial or administrative proceedings provided the Executive affords the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment; and (C) information independently developed by the Executive, the development of which was not a breach of this Agreement.

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         4.2  Non-Competition.  (a) During the Term and for a period of eighteen
(l8) months thereafter (or in the event of the termination of Executive's employment under any provision herein within one (1) year after a Change of Control or Executive's termination for Cause, for a period of one (1) year thereafter), the Executive agrees that he will not, without the express written consent of the Company, for the Executive or on behalf of any other person, firm, entity or other enterprise (i) directly or indirectly solicit for employment or recommend to any subsequent employer of the Executive the solicitation for employment of any person who, at the time of such solicitation is employed by Company or any affiliate thereof, (ii) directly or indirectly solicit, divert, or endeavor to entice away any customer of the Company or any affiliate thereof or otherwise engage in any activity intended to terminate, disrupt, or interfere with the Company's or any affiliate's relationship with a customer, supplier, lessee or other person, or (iii) be employed by, be a director, officer or manager of, act as a consultant for, be a partner in, have a proprietary inters in, give advice to, loan money to or otherwise associate with, any person, enterprise, partnership association, corporation, joint venture or other entity which is directly or indirectly in the business of owning, operating, managing or providing consulting services to a real estate investment trust ("REIT) primarily engaged in owning or lending to healthcare - related facilities, properties and entities. This provision shall not be construed to prohibit the Executive from owning up to ten percent (10%) of the outstanding voting shares of the equity securities of any company whose common stock is listed for trading on any national securities exchange or on the NASDAQ System or serving as a director or advisor to the board of directors




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

of any company. The provisions of this Section 4.2 shall only apply to businesses and operations located in, or otherwise conducted in, the United States.

         4.3 Remedies for Breach of Article IV. In the event that the Executive materially violates the covenants containing in this Article IV, after his termination of employment under circumstances which entitle him to payments or benefits under Section 3.4, the Company may, at its election, upon ten (10) days' prior notice, terminate the Severance Period and cease providing the
Executive  with  such  payments  and  benefits.   In  addition,   the  Executive
acknowledges and agrees that the amount of damages in the event of the Executive's breach of this Article IV will be difficult, if not impossible, to ascertain. The Executive therefore agrees that the Company, in addition to, and without limiting any other remedy or right it may have, shall have the right to an injunction enjoining any breach of the covenants made by the Executive in this Article IV.

                                    ARTICLE V

                            AMENDMENT AND ASSIGNMENT

         5.1 Right of the Executive to Assign. The Executive may not assign, transfer, pledge or hypothecate or otherwise transfer his rights, obligations, interests and benefits under this Agreement and any attempt to do so shall be null and void.

         5.2 Right of Company to Assign. This Agreement shall be assignable and transferable by the Company and any such assignment or transfer shall inure to the benefit of and be binding upon the Executive, the Executive's heirs and personal representatives, and the Company and its successors and assigns. The Executive agrees to execute all documents necessary to ratify and effectuate such assignment. An assignment of this Agreement by the Company shall not release the Company from its monetary obligations under this Agreement.

         5.3 Amendment/Waiver. No change or modification of this Agreement shall be valid unless it is in writing and signed by both parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

                                   ARTICLE VI

                                     GENERAL

         6.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Florida.

         6.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

         6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes the Prior Agreement and all other prior agreements, either oral or written, between the parties hereto; provided, however, that this Agreement does not supersede any agreements pertaining to stock options which have been granted as of the Effective Date, except to the extent that any such option agreement contains provisions which are contrary to the provisions of this Agreement (including provisions regarding the Acceleration of Equity Rights).

         6.4 Mitigation. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise nor may any payments provided for under this Section be reduced by any amounts earned by the Executive, except as provided in Article IV.

         6.5 Survivorship. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to preserve the rights and obligations of the parties under this Agreement.

         6.6 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be delivered by hand, registered or certified mail with return receipt requested or by a nationally recognized overnight delivery service, in each case with all postage or other delivery charges prepaid, and to the address of the party to whom it is directed as indicated below, or to such other address as such party may specify by giving notice to the other in accordance with the terms hereof. Any such notice shall be deemed to be received (a) when delivered, if by hand, (b) on the next business day following timely deposit with a nationally recognized overnight delivery service or (c) on the date shown on the return receipt as received or refused or on the date the postal authorities state that delivery cannot be accomplished, if sent by registered of certified mail, return receipt requested.

            If to the Company:       Monarch Properties, Inc.
                                     8889 Pelican Bay Boulevard - Suite 501
                                     Naples, Florida  34108
                                     Attention: Robert N. Elkins

            If to the Executive:     John B. Poole
                                     12190 Wellesley Court
                                     Ft. Myers, Florida  33913

         6.7 Indemnification. The Company agrees to maintain Director's and Officer's liability insurance at a level not less than the level in effect on the date of the public offering of the Company, or to the extent such level is increased during the Term, at such increased level; provided, however, that the level of insurance may be decreased with the Executive's written consent. To the extent not covered by such liability insurance, the Company shall indemnify and hold the Executive harmless to the fullest extent permitted by Maryland law against any judgments, fines, amounts paid in settlement and reasonable expenses (including reasonable and documented attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of his serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in effect during the Term and thereafter and shall be in addition to and not in lieu of any other indemnification rights the Executive may otherwise have.

         6.8 Attorneys' Fees. Upon presentation of an invoice, the Company shall pay directly or reimburse the Executive for all reasonable and documented attorneys' fees and costs incurred by the Executive:

              (a) in connection with the negotiation, preparation and execution of this Agreement;

              (b) in connection with any dispute brought by the Executive over the terms of this Agreement unless there is a determination that the Executive had no reasonable basis for his claim; and

              (c) in connection with any other event indemnifiable by the Company pursuant to insurance coverage or Maryland law in which the Executive engages separate representation.

         6.9 Arbitration. Except as otherwise provided in Section 4.3, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Naples, Florida, in accordance with the rules of the American Arbitration Association their in effect, and judgement may be entered on the arbitrators' award in any court having jurisdiction. The Company shall pay all costs of the American Arbitration Association and the arbitrator. Each party shall select one (1) arbitrator, and the two (2) so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven (7) days after arbitration is requested, or if the two (2) arbitrators shall fail to select a third arbitrator within fourteen (14) days after arbitration is requested, then an arbitrator shall be selected by the American Arbitration Association upon application of either party. Notwithstanding the foregoing, the Executive shall be entitled to seek specific performance from a court of the Executive's right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement and the Company shall have the night to obtain injunctive relief from a court.

         6.10 Severability. No provision in this Agreement if held unenforceable shall in any way invalidate any other provisions of this Agreement, all of which shall remain in full force and effect.

                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the Company and the Executive have caused this Employment Agreement to be signed and delivered as of the day and year first above written.

COMPANY                                             EXECUTIVE

MONARCH PROPERTIES, INC.

By:
   ------------------------------                 -------------------------
Name: Robert N. Elkins                             John B. Poole
      ---------------------------
Title:  Chairman of the Board
      ---------------------------